EXHIBIT 10.17.1
Deferred Cash Award Agreement
This Deferred Cash Award Agreement (this “Award Agreement”) is made and entered into as of [____, 2023] (the “Grant Date”) by and between Braemar Hotels & Resorts Inc., a Maryland corporation (the “Company”), and [__] (the “Participant”). All capitalized terms in this Award Agreement shall have the meanings assigned to them herein. Capitalized terms not defined herein shall have the meanings assigned to them in the Company’s Second Amended and Restated 2013 Equity Incentive Plan, as the same may be amended from time to time (the “Plan”).
1.Grant of Deferred Cash. Pursuant and subject to the terms and conditions of this Award Agreement and the Plan, the Company grants to the Participant the right to receive a cash payment equal to 1/12th of $[___] effective as of (and as soon as practicable following) the end of each of the twelve calendar quarters beginning January 1, 2023 (the “Deferred Cash”), on the terms and conditions and subject to the restrictions set forth in this Award Agreement and the Plan. The grant of Deferred Cash is made in consideration of the services rendered by the Participant to the Company and/or its Affiliates and is subject to the terms and conditions of the Plan.
2.Risk of Forfeiture. The Participant shall immediately forfeit all rights to any portion of the Deferred Cash with respect to which the applicable calendar quarter has not concluded (or, in the case of a Termination of Service for Cause, to any unpaid Deferred Cash) for no consideration in the event of the Participant’s Termination of Service, if applicable, under circumstances that do not cause the Participant to become fully vested under the terms of Section 3. For the purposes of this Award Agreement, “Termination of Service” shall mean the Participant’s termination of service or employment with the Company, and its Affiliates, for any reason, and therefore, the Participant shall not be deemed to have a Termination of Service merely because of a change in the capacity in which the Participant renders service to the Company or its Affiliates as an Employee, Consultant or Non-Employee Director or a change in the entity among the Company and its Affiliates for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service.
3.Accelerated Vesting. Notwithstanding the foregoing, should any employment or other written agreement between the Participant and the Company or any of its Affiliates (the “Employment Agreement”) provide for accelerated vesting of equity awards held by the Participant in the event of the Participant’s Termination of Service or a Change of Control, the terms of the Employment Agreement shall govern the vesting of the Deferred Cash granted hereunder and all unpaid Deferred Cash that so vests shall become immediately payable in a lump sum. If the Participant has no Employment Agreement or such Employment Agreement does not address the treatment of outstanding equity awards upon the Participant’s Termination of Service or Change of Control, all unpaid Deferred Cash shall immediately vest and become payable in a lump sum upon the earliest to occur of: (A) the Participant’s Termination of Service by the Company and its Affiliates without Cause (at a time that the Participant is otherwise willing and able to continue providing services) or a Termination of Service by Participant for Good Reason; (B) the Participant’s Termination of Service for any reason within one (1) year following the effective date of a Change of Control; or (C) death or Disability of the Participant.
4.Withholding. The Company shall be entitled to withhold (or to cause the withholding of) the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to the Participant hereunder. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount thereof.

5.No Right to Continued Service. Neither the Plan nor this Award Agreement shall confer upon the Participant any right to be retained in any capacity as a service provider to the Company or its Affiliates. Further, nothing in the Plan or this Award Agreement shall be construed to limit the discretion of the Company or its Affiliates, as the case may be, to terminate the Participant’s service at any time, with or without Cause.
6.Notices. Any notice required to be delivered to the Company under this Award Agreement shall be in writing and addressed to the General Counsel of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Participant under this Award Agreement shall be in writing and addressed to the Participant at the Participant’s address as shown in the records of the Company at the time such notice is to be delivered. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.
7.Governing Law. This Award Agreement shall be construed and interpreted in accordance with the laws of the State of Maryland without regard to conflict of law principles.
8.Interpretation. Any dispute regarding the interpretation of this Award Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company.
9.Deferred Cash Subject to Plan. This Award Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
10.Successors and Assigns. The Company may assign any of its rights under this Award Agreement. This Award Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Award Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom this Award Agreement may be transferred in accordance with this Award Agreement.
11.Severability. The invalidity or unenforceability of any provision of the Plan or this Award Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Award Agreement, and each provision of the Plan and this Award Agreement shall be severable and enforceable to the extent permitted by law.
12.No Transfer Rights. Except as otherwise provided by the Committee, the Participant’s rights hereunder are not transferable except by will or the laws of descent and distribution or pursuant to a domestic relations order of the court in a divorce proceeding. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of the Participant. Except as otherwise provided by the Committee, any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber any rights to or otherwise relating to the Deferred Cash shall be wholly ineffective and, if any such attempt is made, the Deferred Cash will be automatically forfeited by the Participant and all of the Participant’s rights to such shares shall immediately terminate without any payment or consideration by the Company and/or its Affiliates.
13.Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Deferred Cash under this Award Agreement does not create any contractual right or other right to receive any Deferred Cash or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s service with the Company or its Affiliates.
14.No Guarantee of Tax Consequences. The Company, its Affiliates, the Board and the Committee make no commitment or guarantee to the Participant (or to any other person claiming through or on behalf of the Participant) that any federal, state, local or other tax treatment will (or will not) apply or be available to any person eligible for benefits under this Award Agreement and assume no liability or responsibility whatsoever for the tax consequences to the Participant (or to any other person claiming through or on behalf of the Participant).
15.Claw-back Policy. This Award shall be subject to the provisions of any claw-back policy implemented by the Company or its Affiliates, including, without limitation, any claw-back policy adopted to comply with the requirements of any federal or state laws and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy.
16.Amendment. The Committee has the right, without the consent of the Participant, to amend, modify or terminate this Award Agreement, prospectively or retroactively; provided, that, such amendment, modification or termination shall not, without the Participant’s consent, materially reduce or diminish the value of the Award memorialized hereby determined as if the Award had been vested and settled on the date of such amendment or termination.
17.No Impact on Other Benefits. The value of the Award memorialized hereby is not part of the Participant’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar benefit, as applicable, except as otherwise provided in any employment agreement, service agreement or similar agreement in effect between the Company or its Affiliates and the Participant.
18.Counterparts. This Award Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Award Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
19.Headings. The headings in this Award Agreement are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.
20.Section 409A.  The Company and the Participant intend for the payments and benefits under this Award Agreement to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Award Agreement shall be construed and administered in accordance with such intention. If any payments or benefits due to the Participant hereunder would cause the application of an accelerated or additional tax under Section 409A, such payments or benefits shall be restructured in a manner which does not cause such an accelerated or additional tax. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Award Agreement shall be treated as a separate payment of compensation. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Award Agreement during the six-month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s termination date (or death, if earlier), and the Participant shall not be considered to have terminated employment with the Company and its Affiliates for purposes of this Award Agreement until he would be considered to have incurred a “separation from service” within the meaning of Section 409A.
21.Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Award Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Deferred Cash subject to all of the terms and conditions of the Plan and this Award Agreement.
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Executed as of the [_____] day of [______________, 2023].
COMPANY:
BRAEMAR HOTELS & RESORTS INC.
By:
Name:
Title:
PARTICIPANT:

Name: [                    ]